Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2018 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 8, 2018 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:(1)

Three Months Ended June 30, 2018		Six Months Ended June 30, 2018
Net income per diluted share(2)	$0.01	Net income per diluted share(2)	$1.80
Adjusted operating income (loss)(3) per diluted share(2)	$(0.03)	Adjusted operating income(3) per diluted share(2)	$0.96
Gain on sale of discontinued operations per diluted share(2)	$—	Gain on sale of discontinued operations per diluted share(2)	$1.07
Net realized investment gains per diluted share(2)	$0.04	Net realized investment losses per diluted share(2)	$(0.23)
GAAP combined ratio	107.9%	GAAP combined ratio	100.9%
		Book value per share	$38.52
		Return on equity(4)	6.9%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses and changes in the fair value of equity securities, of $0.2 million ($0.01 per diluted share) for the three-month period ended June 30, 2018 (the "second quarter"), compared to consolidated net income of $3.0 million ($0.12 per diluted share) for the same period in 2017. For the six-month period ended June 30, 2018 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $45.9 million ($1.80 per diluted share), compared to $22.9 million ($0.89 per diluted share) for the same period in 2017.

The Company reported consolidated adjusted operating loss of $0.03 per diluted share for the second quarter, compared to consolidated adjusted operating income of $0.05 per diluted share for the same period in 2017. Year-to-date, consolidated adjusted operating income was $0.96 per diluted share compared to consolidated adjusted operating income of $0.72 per diluted share for the same period in 2017.

"We made progress improving our performance in all but one major line of business, however our performance still lags our profitability goals," stated Randy A. Ramlo, President and Chief Executive Officer. "This improvement was somewhat muted by an increase in expenses from our continued investment in our technology projects."

___________________
(1) Consolidated financial results include results from both continuing and discontinuing operations, unless otherwise noted.
(2) Per share amounts are after tax.
(3) Adjusted operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses, changes in the fair value of equity securities, the one-time gain on the sale of discontinued operations and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

Second quarter 2018 net income from our property and casualty continuing operations was flat compared to second quarter 2017, with both periods earning $0.01 per diluted share. In both periods we experienced elevated losses, however the composition of the losses in each period is different. In the second quarter of 2018, losses were driven by an increase in severity of non-catastrophe losses as compared to the same period in 2017 which experienced catastrophe losses above our historical average. Although catastrophe experience was below our historical average for the second quarter and year-to-date 2018, our commercial auto line of business, while an improvement over comparable periods in 2017, remains below our expectations. Our commercial auto net loss ratio improved to 88.0 percent in the first half of 2018 compared to 109.6 percent in the first half of 2017. We will continue to aggressively pursue rate increases, review underperforming accounts and implement the risk control initiatives we have discussed the last few quarters to improve the performance of this line of business.

Consolidated net unrealized investment losses, net of tax, totaled $15.4 million as of June 30, 2018, a decrease of $230.2 million or 107.2 percent from December 31, 2017. The decrease in net unrealized investment gains is primarily the result of the cumulative change in accounting principles on recognizing the change in the value of equity securities in the income statement. The change in accounting principles required unrealized gains on equity securities of $191.2 million, after-tax, as of January 1, 2018, to be reclassified to retained earnings from accumulated other comprehensive income, both within shareholders equity. The remaining decrease is due to a change in the value of the fixed maturity portfolio due to an increase in interest rates in the first half of 2018.

Total consolidated assets as of June 30, 2018 were $2.9 billion, which included $2.1 billion of invested assets. The Company's book value per share was $38.52, which is a decrease of $0.54 per share or 1.4 percent from December 31, 2017 which is primarily attributed to a decrease in net unrealized investment gains on fixed maturity securities of $39.0 million, net of tax, during the first six months of 2018, shareholder dividends of $14.7 million and share repurchases of $5.4 million, partially offset by net income of $45.9 million, which includes $27.3 million of gain on the sale of discontinued operations.

The annualized return on equity was 6.9 percent for the six-month period ended June 30, 2018 compared to 4.8 percent for the same period in 2017.

Property and Casualty Insurance Business

Our continuing operations excludes our former life insurance business, as discussed below. The net income from the property and casualty insurance business, including net realized investment gains and losses, totaled $0.2 million ($0.01 per diluted share) for the second quarter, compared to net income of $0.1 million ($0.01 per diluted share) in the same period in 2017. Year-to-date, net income, including net realized investment gains and losses, totaled $20.5 million ($0.80 per diluted share) compared to $18.7 million ($0.73 per diluted share) in the same period in 2017.

Net premiums earned increased 4.7 percent to $256.9 million in the second quarter, compared to $245.2 million in the same period in 2017. Year-to-date net premiums earned increased 4.2 percent to $502.0 million compared to $481.7 million in the same period in 2017. The increase in the three- and six-month periods ended June 30, 2018 was due to continued organic growth from new business writings and geographical expansion.

The average renewal pricing increases for commercial lines decreased slightly from first quarter 2018, with the average increases remaining in the mid-single digits. Filed commercial lines pricing increased from first quarter 2018, with pricing varying depending on the region and size of the account. The increase in filed rates during second quarter 2018 was primarily driven by an increase in commercial auto pricing. Filed commercial auto rate increases processed during the quarter averaged in the high-single digits along with low-double digit negative rate changes for our workers compensation line of business. Personal lines filed rate and renewal pricing increased from first quarter 2018 with average percentage increases in the mid-single digits.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $10.3 million in the three-month period ended June 30, 2018, compared to favorable development of $16.3 million in the same period in 2017. Year-to-date, favorable development in our net reserves for prior accident years was $48.4 million, compared to $41.2 million in the same period in 2017. The majority of the development in the three-month period ended June 30, 2018 came from our workers compensation line of business. Year-to-date, the majority of the development came from other liability, commercial auto and workers' compensation lines of business. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2018, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 0.7 percentage points to 107.9 percent for the second quarter, compared to 107.2 percent in the same period in 2017. The increase in the combined ratio is primarily driven by an increase in the expense ratio offset by a decrease in the GAAP net loss ratio. The GAAP net loss ratio excluding catastrophe losses was higher in the three-month period ended June 30, 2018 when compared to the same period in 2017, primarily due to an increase in severity of commercial auto related claims reported in other lines business such as other liability and workers compensation. The GAAP net loss ratio including catastrophe losses decreased 3.3 percentage points as compared to the same period in 2017. Pre-tax catastrophe losses totaled $15.1 million ($0.47 per diluted share) for the second quarter, compared to $28.3 million ($0.72 per diluted share) for the same period in 2017.

Year-to-date the GAAP combined ratio decreased 1.1 percentage points to 100.9 percent compared to 102.0 percent. The decrease in the combined ratio is primarily driven by a decrease in the GAAP loss ratio from a decrease in both non-catastrophe losses and catastrophe losses compared to the same period in 2017. This decrease was partially offset by an increase in the expense ratio. Year-to-date, catastrophe losses totaled $18.5 million (0.57 per diluted share) for the first half of 2018, compared to $38.1 million ($0.96 per diluted share) for the same period in 2017.

Expense Ratio

The expense ratio for the second quarter was 34.3 percentage points, compared to 30.3 percentage points for the second quarter in 2017. Year-to-date the expense ratio was 34.4 percentage points, compared to 30.3 percentage points in the same period in 2017.

The increase in the expense ratio during the second quarter and year-to-date is primarily split between two items. First, we invested in our multi-year Oasis project to upgrade our technology platform to enhance core underwriting decisions, selection of risks and productivity. As we stated last quarter, the expectation is this project will add 1.0 to 2.0 percentage points annually to the expense ratio for the duration of the project. Second, the acceleration of the amortization of our deferred acquisition costs in our underperforming commercial and personal auto lines of business from lower than expected profitability in these lines as discussed in prior quarters.

Investment Income and Realized Investment Gains and Losses

The Company recognized net realized investment gains from continuing operations of $1.3 million during the second quarter, compared to net realized investment gains of $1.1 million for the same period in 2017. Year-to-date the Company recognized a net realized investment loss from continuing operations of $6.6 million, compared with a net realized investment gain of $3.3 million for the same period in 2017. The change in net realized investment gains and losses year-to-date was primarily due to the change in accounting principles on recognizing the change in the value of equity securities in the income statement. The net realized investment loss recognized in the income statement from continuing operations due to the change in value of the equity securities year-to-date was a decrease of $8.9 million.

Net investment income was $17.2 million for the second quarter, an increase of 41.6 percent, as compared to net investment income of $12.2 million for the same period in 2017. Year-to date, net investment income was $30.7 million, an increase of 24.1 percent, as compared to net investment income of $24.8 million for the same period in 2017. The increase in net investment income for the quarter and year-to-date was driven by an increase in invested assets and the change in the value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, our life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the second quarter, we declared and paid a $0.31 per share cash dividend to shareholders of record as of June 1, 2018. We have paid a quarterly dividend every quarter since March 1968. In addition, on July 24, 2018, the Company's Board of Directors declared a special cash dividend of $3.00 per share or a total of approximately $75 million payable August 20, 2018 to shareholders of record as of August 3, 2018.

During the second quarter we did not repurchase any shares. Year-to-date, 120,372 shares were repurchased under our share repurchase program at a total cost of $5.4 million and an average share price of $44.90.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on August 8, 2018 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's second quarter 2018 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 22, 2018. The replay access information is toll-free 1-877-344-7529; conference ID no. 10122087.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs180808. The archived audio webcast will be available until August 22, 2018.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on February 28, 2018. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance.

Net Income Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2018	2017	Change %	2018	2017	Change %
Income Statement Data
Net income	$157	$2,958	(94.7)%	$45,916	$22,894	100.6%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	27,307	—	NM
Less: after-tax net realized investment gains (losses)	1,025	1,742	(41.2)%	(6,023)	4,312	(239.7)%
Adjusted operating income (loss)	$(868)	$1,216	(171.4)%	$24,632	$18,582	32.6%
Diluted Earnings Per Share Data
Net income (loss)	$0.01	$0.12	(91.7)%	$1.80	$0.89	102.2%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	1.07	—	NM
Less: after-tax net realized investment gains (losses)	0.04	0.07	(42.9)%	(0.23)	0.17	(235.3)%
Adjusted operating income (loss)	$(0.03)	$0.05	(160.0)%	$0.96	$0.72	33.3%
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Ratios)	2018	2017	Change %	2018	2017	Change %
Premiums:
Net premiums earned	$256,853	$259,563	(1.0)%	$515,023	$513,435	0.3%
Less: change in unearned premiums	(40,820)	(35,310)	(15.6)%	(52,343)	(58,542)	10.6%
Less: change in prepaid reinsurance premiums	899	126	NM	1,152	185	NM
Net premiums written	$296,774	$294,747	0.7%	$566,214	$571,792	(1.0)%
NM = Not meaningful.

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2018	2017	Change %	2018	2017	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$256,853	$245,222	4.7%	$502,020	$481,666	4.2%
Life discontinued operations	—	14,341	(100.0)%	13,003	31,769	(59.1)%
Consolidated net premiums earned	256,853	259,563	(1.0)%	515,023	513,435	0.3%
Net investment income:
P&C continuing operations	17,249	12,184	41.6%	30,741	24,769	24.1%
Life discontinued operations	—	12,426	(100.0)%	12,663	24,876	(49.1)%
Consolidated net investment income	17,249	24,610	(29.9)%	43,404	49,645	(12.6)%
Total revenues:
P&C continuing operations	275,399	258,487	6.5%	526,194	509,765	3.2%
Life discontinued operations	—	28,492	(100.0)%	24,755	60,273	(58.9)%
Total revenues	275,399	286,979	(4.0)%	550,949	570,038	(3.3)%
Income Statement Data
Net income	157	2,958	(94.7)%	45,916	22,894	100.6%
Gain on sale of discontinued operations, net of tax	—	—	—%	27,307	—	NM
After-tax net realized investment gains (losses)	1,025	1,742	(41.2)%	(6,023)	4,312	(239.7)%
Adjusted operating income (loss)(1)	$(868)	$1,216	(171.4)%	$24,632	$18,582	32.6%

Diluted Earnings Per Share Data
Net income	$0.01	$0.12	(91.7)%	$1.80	$0.89	102.2%
Gain on sale of discontinued operations, net of tax	—	—	—%	1.07	—	NM
After-tax net realized investment gains (losses)	0.04	0.07	(42.9)%	(0.23)	0.17	(235.3)%
Adjusted operating income (loss)(1)	$(0.03)	$0.05	(160.0)%	$0.96	$0.72	33.3%
Catastrophe Data
Pre-tax catastrophe losses	$15,115	$28,336	(46.7)%	$18,476	$38,061	(51.5)%
Effect on after-tax earnings per share	0.47	0.72	(34.7)%	0.57	0.96	(40.6)%
Effect on combined ratio	5.9%	11.6%	(49.1)%	3.7%	7.9%	(53.2)%

Favorable reserve development experienced on prior accident years	$10,330	$16,256	(36.5)%	$48,385	$41,202	17.4%

Combined ratio	107.9%	107.2%	0.7%	100.9%	102.0%	(1.1)%
Return on equity				6.9%	4.8%	42.6%
Cash dividends declared per share	$0.31	$0.28	10.7%	$0.59	$0.53	11.3%
Diluted weighted average shares outstanding	25,611,773	25,624,686	(0.1)%	25,582,708	25,752,525	(0.7)%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2018	2017	2018	2017
Revenues
Net premiums earned	$256,853	$245,222	$502,020	$481,666
Investment income, net of investment expenses	17,249	12,184	30,741	24,769
Net realized investment gains (losses)	1,297	1,081	(6,567)	3,330
Total Revenues	$275,399	$258,487	$526,194	$509,765

Benefits, Losses and Expenses
Losses and loss settlement expenses	$189,146	$188,596	$333,874	$345,148
Amortization of deferred policy acquisition costs	50,810	51,398	100,449	101,859
Other underwriting expenses	37,252	22,824	72,107	44,083
Total Benefits, Losses and Expenses	$277,208	$262,818	$506,430	$491,090

Income (loss) before income taxes from continuing operations	(1,809)	(4,331)	19,764	18,675
Federal income tax benefit from continuing operations	(1,966)	(4,440)	(757)	(18)
Net income from continuing operations	$157	$109	$20,521	$18,693
Net income (loss) from discontinued operations	—	2,849	(1,912)	4,201
Gain on sale of discontinued operations, net of tax	—	—	27,307	—
Net income	$157	$2,958	$45,916	$22,894

GAAP combined ratio:
Net loss ratio - excluding catastrophes	67.7%	65.3%	62.8%	63.8%
Catastrophes - effect on net loss ratio	5.9	11.6	3.7	7.9
Net loss ratio	73.6%	76.9%	66.5%	71.7%
Expense ratio	34.3	30.3	34.4	30.3
Combined ratio	107.9%	107.2%	100.9%	102.0%

Balance Sheet
	June 30, 2018	December 31, 2017
(In Thousands)
Invested assets - continuing operations	$2,121,873	$1,888,933
Cash - continuing operations	100,840	95,562
Total assets:
Continuing operations	$2,902,176	$2,597,297
Assets held for sale	—	1,586,134
Total assets	$2,902,176	$4,183,431
Losses and loss settlement expenses
Continuing operations	$1,240,847	$1,224,183
Total liabilities:
Continuing operations	$1,937,576	$1,862,923
Liabilities held for sale	—	1,347,135
Total liabilities	$1,937,576	3,210,058
Net unrealized investment gains (losses), after-tax	$(15,370)	$214,865
Total stockholders’ equity	964,600	973,373

Discontinued Operations(1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2018	2017	2018	2017
Revenues
Net premiums earned	$—	$14,341	$13,003	$31,769
Investment income, net of investment expenses	—	12,426	12,663	24,876
Net realized investment gains (losses)	—	1,599	(1,057)	3,304
Other income	—	126	146	324
Total Revenues	$—	$28,492	$24,755	$60,273

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$9,102	$10,823	$20,173
Increase in liability for future policy benefits	—	5,281	5,023	13,860
Amortization of deferred policy acquisition costs	—	1,695	1,895	3,368
Other underwriting expenses	—	3,377	3,864	7,008
Interest on policyholders’ accounts	—	4,651	4,499	9,395
Total Benefits, Losses and Expenses	$—	$24,106	$26,104	$53,804

Income (loss) before income taxes	$—	$4,386	$(1,349)	$6,469
Federal income tax expense	—	1,537	563	2,268
Net income (loss)	$—	$2,849	$(1,912)	$4,201
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$88,846	$87,446	$167,457	$169,753
Fire and allied lines(3)	64,029	60,649	122,571	119,206
Automobile	84,010	73,287	157,039	139,951
Workers’ compensation	26,565	30,150	51,658	58,364
Fidelity and surety	8,235	7,731	14,012	13,772
Miscellaneous	470	534	920	979
Total commercial lines	$272,155	$259,797	$513,657	$502,025

Personal lines:
Fire and allied lines(4)	$11,025	$11,240	$20,008	$20,703
Automobile	7,903	7,160	15,183	14,001
Miscellaneous	337	325	627	609
Total personal lines	$19,265	$18,725	$35,818	$35,313
Reinsurance assumed	5,354	1,886	3,734	2,686
Total net premiums written from continuing operations	296,774	280,408	553,209	540,024
Total net premiums written from discontinued operations	—	14,339	13,005	31,768
Total	$296,774	$294,747	$566,214	$571,792
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended June 30,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$76,309	$38,503	50.5%	$76,215	$15,554	20.4%
Fire and allied lines	57,996	51,101	88.1	54,419	60,989	112.1
Automobile	69,709	66,090	94.8	61,497	71,653	116.5
Workers' compensation	23,633	17,002	71.9	27,222	15,916	58.5
Fidelity and surety	5,742	291	5.1	5,714	450	7.9
Miscellaneous	428	193	45.1	537	108	20.1
Total commercial lines	$233,817	$173,180	74.1%	$225,604	$164,670	73.0%

Personal lines
Fire and allied lines	$10,396	$9,359	90.0%	$10,782	$15,001	139.1%
Automobile	7,227	6,213	86.0	6,674	8,002	119.9
Miscellaneous	301	(167)	(55.5)	287	27	9.4
Total personal lines	$17,924	$15,405	85.9%	$17,743	$23,030	129.8%
Reinsurance assumed	$5,112	$561	11.0%	$1,875	$896	47.8%
Total	$256,853	$189,146	73.6%	$245,222	$188,596	76.9%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Six Months Ended June 30,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$151,902	$63,806	42.0%	$150,295	$33,343	22.2%
Fire and allied lines	115,395	85,330	73.9	109,938	105,112	95.6
Automobile	136,403	120,037	88.0	119,218	130,629	109.6
Workers' compensation	46,974	29,062	61.9	51,705	32,312	62.5
Fidelity and surety	11,215	949	8.5	11,611	658	5.7
Miscellaneous	853	377	44.2	915	165	18.0
Total commercial lines	$462,742	$299,561	64.7%	$443,682	$302,219	68.1%

Personal lines
Fire and allied lines	$20,834	$16,760	80.4%	$21,570	$21,375	99.1%
Automobile	14,236	11,970	84.1	13,153	14,232	108.2
Miscellaneous	596	(272)	(45.6)	566	(43)	(7.6)
Total personal lines	$35,666	$28,458	79.8%	$35,289	$35,564	100.8%
Reinsurance assumed	$3,612	$5,855	162.1%	$2,695	$7,365	273.3%
Total	$502,020	$333,874	66.5%	$481,666	$345,148	71.7%